Exhibit 24.1

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Shih-Jye Cheng as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, and supplements to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as each such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature/Name	Title	Date

/s/ Shih-Jye Cheng Shih-Jye Cheng	Chairman and Director/Chief Executive Officer	September 23, 2016

/s/ Shou-Kang Chen Shou-Kang Chen	Chief Financial Officer and Director	September 23, 2016

/s/ Chin-Shyh Ou Chin-Shyh Ou	Deputy Chairman and Independent Director	September 23, 2016

/s/ Hsing-Ti Tuan Hsing-Ti Tuan	Director	September 21, 2016

/s/ Yeong-Her Wang Yeong-Her Wang	Independent Director	September 23, 2016

/s/ John Yee Woon Seto John Yee Woon Seto	Independent Director	September 23, 2016

/s/ Chao-Jung Tsai Chao-Jung Tsai	Director	September 23, 2016

/s/ Rong Hsu Rong Hsu	Independent Director	September 23, 2016

/s/ Antonio R. Alvarez Antonio R. Alvarez	Independent Director	September 23, 2016